Exhibit 8.1

November 8, 2013

ThermoGenesis Corp.
2711 Citrus Road
Rancho Cordova, CA  95742

RE:            Merger of ThermoGenesis Corp. and TotipotentRX Corporation

Dear Ladies and Gentlemen:

You have requested our opinion in connection with the transaction contemplated by the Agreement and Plan of Merger dated July 15, 2013 (the “Agreement”), by and between ThermoGenesis Corp. (“ThermoGenesis”) and TotipotentRX Corporation (“TotipotentRX”), pursuant to which TotipotentRX will merge with and into ThermoGenesis (the “Merger”).  At the Effective Time of the Merger as defined in the Agreement, each share of TotipotentRX Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive ThermoGenesis Common Stock as provided in Section 2.7(a) of the Agreement.  No fractional shares of ThermoGenesis Common Stock will be issued in this transaction.  In lieu thereof, shareholders of TotipotentRX will, to the extent relevant, receive cash in an amount determined pursuant to Section 2.7(a)(iii) of the Agreement.

This opinion is furnished pursuant to the requirements of Section 8.01(e) of the Agreement.  All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement and its exhibits.

In connection with providing our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:  the Agreement and the exhibits and schedules thereto; the Registration Statement, and other documents that we deem necessary or appropriate for the individual opinions set forth below.  We have assumed that the Merger will be consummated as provided for and under the terms of the Agreement as of the date hereof.  In our examination, we have assumed the genuineness of and authorization of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the latter documents.  As to any facts material to this opinion that we did not independently establish or verify, we have relied upon the foregoing documents and upon statements and representations of officers and other representatives of ThermoGenesis and TotipotentRX, including certain written representations of the managements of each of ThermoGenesis and TotipotentRX.  The opinions we express are conditioned on the initial and continuing accuracy of the facts, information and representations contained in the aforesaid documents or otherwise referred to above.

ThermoGenesis Corp.
November 8, 2013

In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

1.            Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2.            Any factual representation or statement made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all factual statements and representations, whether or not qualified, are true and will remain true through the closing of the Merger and thereafter where relevant;

3.            The Merger will be consummated pursuant to the Agreement which shall remain in full force and effect without amendment thereto;

We are expressing our opinion only as to matters expressly addressed herein as of the date hereof.  We are not expressing any opinion as to any other matters, or any other aspects of the transactions contemplated by this letter, whether discussed herein or not.  No opinion should be inferred as to any other matters, including without limitation, any other U.S. federal income tax issues with respect to the Merger or any related transactions or any state, local or foreign tax treatment of the Merger or any related transactions.

In preparing our opinion, we have considered applicable provisions of the Internal Revenue Code (“Code”), Treasury regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service (“IRS”) and other authorities that we deem relevant, any of which could be changed at any time.  Any such changes might be retroactive with respect to transactions entered into prior to the date of the changes and could significantly modify one or more of the opinions expressed below.  Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application of the United States federal income tax laws.

ThermoGenesis Corp.
November 8, 2013

As you are aware, no ruling has been or will be requested from the IRS concerning the United States federal income tax consequences of the Merger.  In reviewing this opinion, you should be aware that the opinions set forth below represent our conclusion regarding the application of existing United States federal income tax law to the instant transaction.  If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached, waived, or ineffective), one or more of the opinions contained herein could be inapplicable, in whole or in part.  You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that we can give no assurance that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise or disagree with the opinion.

Based solely upon and subject to the foregoing and upon the assumptions set forth herein, and subject to the qualifications and caveats set forth herein, we are of the opinion that, under present United States federal income tax law:

(i)            The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

(ii)            ThermoGenesis and TotipotentRX will be a “party to reorganization” within the meaning of Section 368(b) of the Code and will not recognize any gain or loss solely as a result of the Merger.

(iii)            Cash payments, if any, received by TotipotentRX shareholders for a fractional share of ThermoGenesis common stock will be treated as if such fractional share had been issued in connection with the Merger and then redeemed by ThermoGenesis for cash.  TotipotentRX shareholders will recognize capital gain or loss with respect to any such cash payment, measured by the difference, if any, between the amount of cash received and their tax basis in any such fractional share.

(iv)            The aggregate tax basis of the ThermoGenesis common stock received by the individual TotipotentRX shareholders in connection with the Merger will be the same as the aggregate tax basis of each individual TotipotentRX shareholder as surrendered in the Merger, reduced by any amount allocable to any TotipotentRX fractional shares for which cash is received.

ThermoGenesis Corp.
November 8, 2013

(v)            The holding period for any ThermoGenesis common stock received as part of the Merger will include the holding period of the TotipotentRX stock surrendered in connection with the Merger.

(vi)            A dissenting TotipotentRX shareholder who perfects appraisal rights attributable to the Merger will generally recognize gain or loss with respect to his or her shares of TotipotentRX stock equal to the difference between the amount of cash received and his or her tax basis in the stock surrendered.  Such gain or loss will generally be long term capital gain or loss, provided that the shares surrendered were held for more than one year before their disposition.  Interest, if any, awarded to any dissenting shareholders by a court will be included in such shareholders income as ordinary income.

We express no opinion as to the United States federal income tax consequences of the Merger to individual shareholders of TotipotentRX subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt organizations, persons who hold shares of TotipotentRX Common Stock in qualified retirement plans or programs, persons who acquired their shares of TotipotentRX Common Stock pursuant to the exercise of employee stock options or otherwise as compensation and persons who hold shares of TotipotentRX Common Stock as part of a hedge, straddle, conversion or constructive sale transaction) or with respect to the conversion of convertible securities.  In addition, no opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws, or under federal tax laws other than those pertaining to the federal income tax.  This opinion is given only with respect to laws and regulations presently in effect.  We assume no obligation to advise you of any changes in law or regulation that may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this opinion letter in any manner to reflect any facts or circumstances that hereafter may come to our attention.

This opinion is dependent upon the accuracy and completeness of the facts and assumptions referenced above.  We have relied upon those facts and assumptions without any independent investigation or verification of their accuracy or completeness.  Any inaccuracy or incompleteness in our understanding of the facts and assumptions could adversely affect the opinion expressed in this letter.

ThermoGenesis Corp.
November 8, 2013

The opinion expressed herein has been issued solely in connection with the Registration Statement contemplated by the Agreement, and may not be (a) utilized or relied upon for any other purpose or (b) utilized, relied upon, quoted, distributed or discussed, without, in each instance, the prior written consent of a partner of this Firm; provided, however, we do hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Weintraub, Tobin, Chediak, Coleman & Grodin in the prospectus constituting a part of the Registration Statement under the captions “Material U.S. Federal Income Tax Consequences”, and “Legal Matters” without admitting that we are “experts” within the meaning of the Securities Act or 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.  The opinion expressed herein is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied, or is to be inferred beyond the matters expressly stated herein.  This opinion letter is not a guarantee and should not be construed or relied on as such.

Very truly yours,

WEINTRAUB TOBIN CHEDIAK COLEMAN GRODIN,
a law corporation

/s/ Weintraub Tobin Chediak Coleman Grodin Law Corporation